Exhibit 10.19

NOVALOGIC LETTERHEAD

Varad,

I am very pleased to offer you the position of Vice President of New Product Development at NovaLogic. This position will report to me and provide to you the following:

Salary:	$110,000 per year

Stock options:	175,000 shares of NovaLogic common stock (the option price will be set by NovaLogics board of directors on Feb 23) vesting will be annually over 4 years your start date will be February 26, 1996.

As we discussed, in this position you will be development responsibility for all new products designed by NovaLogic, and will set up a product design capability for NovaLogic.

At your request, we will provide to you a 3 month’s pay severance package should NovaLogic decide to terminate you. (Obviously we do not expect this to happen, but it is an added security to you in joining NovaLogic) This severance package is only available to you, should NovaLogic choose to terminate the relationship. It will provide to you 3 months pay guarantee if terminated by NovaLogic.

To accept this offer please sign and return prior to Feb 12, 1996. We are very anxious to have you join us, and look forward to your contributions at NovaLogic.

/s/ Mike Rooney

Mike Rooney

NovaLogic, LLC

C.O.O.

Varad Srinivasan	Date

/s/ Varad Srinivasan	February 9, 1996